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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 28, 2005

FRONTIER AIRLINES, INC
(Exact name of Registrant as specified in its charter)

Colorado	0-24126	84-1256945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Tower Road, Denver, CO		80249
(Address of principal executive offices)		(zip code)

Registrant's telephone number, including area code: (720) 374-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

        On November 28, 2005, Frontier Airlines, Inc. entered into a zero cost collar agreement that hedges approximately 20% of our expected fuel requirements for the period from January 1, 2006 through March 31, 2006, and 15% of our expected fuel requirements for the period from April 1, 2006 through June 30, 2006. The collar uses Gulf Coast Jet A as its basis. The cap price is set at $1.83 per gallon for both quarters, and the floor is set at $1.6850 for the period from January 1, 2006 through March 31, 2006, and $1.6925 for the period from April 1, 2006 through June 30, 2006.

        When the U.S. Gulf Coast Pipeline Jet index price is above the cap, we receive the difference between the index and the cap. When the U.S. Gulf Coast Pipeline Jet index price is below the floor, we pay the difference between the index and the floor. When the price is between the cap price and the floor, no payments are required.

        In addition, Frontier hereby updates its Risk Factors as follows:

Risk Factors

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included in the reports we file with the Securities and Exchange Commission, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the introductory material regarding forward-looking statements in Part I of our most recent Annual Report on Form 10-K, where we describe additional uncertainties associated with our business and the forward-looking statements included in the information we file with the SEC. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Frontier

We may not be able to obtain or secure financing for our new aircraft.

        As of September 30, 2005, we had commitments to purchase 11 additional new Airbus A319 aircraft, and plans to lease as many as four new Airbus A319 aircraft from third party lessors, over approximately the next two years. We have secured financing commitments for seven of these additional aircraft, including commitments for all of our Airbus deliveries through February 2007. To complete the purchase of the remaining aircraft, we must secure aircraft financing, which we may not be able to obtain on terms acceptable to us, if at all. The amount of financing required will depend on the required down payment on mortgage-financed aircraft and the extent to which we lease as opposed to purchase the aircraft. We are exploring various financing alternatives, including, but not limited to, domestic and foreign bank financing, leveraged lease arrangements or sale/leaseback transactions. There can be no guarantee that additional financing will be available when required or on acceptable terms. Our inability to secure the financing could have a material adverse effect on our cash balances or result in delays in or our inability to take delivery of Airbus aircraft that we have agreed to purchase, which would impair our strategy for long-term growth and could result in the loss of pre-delivery payments and deposits previously paid to the manufacturer, and the imposition of other penalties or the payment of damages for failure to take delivery of the aircraft in accordance with the terms of the purchase agreement with the manufacturer.

We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could increase the risk of failing to meet payment obligations.

        As of September 30, 2005, our total debt was $346.5 million, and would have been $426.5 million as adjusted for the principal amount of debt incurred in our proposed offering of $80 million aggregate principal amount of convertible debentures due 2025, which we expect to complete in early December 2005. Maturities of our long-term debt are $21.7 million in fiscal year 2006, $22.9 million in fiscal year 2007, $24.2 million in fiscal year 2008, $26.0 million in 2009, $27.1 million in 2010, and an aggregate of $224.6 million for the years thereafter, or $304.6 million for the years thereafter as adjusted for the principal amount of debt incurred in our proposed convertible debt offering and assuming no prior conversion or redemption of the debentures. After accounting for the effect of our interest rate derivative hedge, 88.9% of our total existing long-term debt bears floating interest rates and the remaining 11.1% bears fixed rates. In addition to long-term debt, we have a significant amount of other fixed obligations under operating leases related to our aircraft, airport terminal space, other airport facilities and office space. As of September 30, 2005, future minimum lease payments under non-cancelable operating leases were approximately $129.5 million in fiscal year 2006, $131.9 million in fiscal year 2007, $127.5 million in fiscal year 2008, $125.2 million in fiscal year 2009, $118.1 million in fiscal year 2010 and an aggregate of $611.8 million for the years thereafter. Future minimum lease payments include signed lease agreements representing an obligation to lease four aircraft over the next two years, which, subject to the satisfaction of certain contingencies, represent lease payments of $96.5 million in the aggregate. Approximately 88.8% of our minimum lease payments related to aircraft and leased engines are fixed in nature, and the remaining 11.2% are adjusted periodically based on floating interest rates. As of September 30, 2005, we had commitments of approximately $479.2 million to purchase 11 additional aircraft over approximately the next two years, including estimated amounts for contractual price escalations, spare parts to support these aircraft and to equip the aircraft with LiveTV, and obligations relating to a service agreement with Sabre Travel Network. We expect to incur additional debt or long-term lease obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets.

Many of our financial obligations contain cross-default provisions.

        Many of our financial arrangements contain cross-default provisions. As a result, if we default in our payment or performance obligations under one of our financial arrangements and the amount due thereunder is accelerated, other financial arrangements may be declared in default and accelerated even though we are meeting payment and performance obligations on those arrangements. If this occurs we may not have sufficient available cash to pay all amounts that are then due and payable under our lease and loan agreements, and we may have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. If financing were not available, we would have to sell assets in order to obtain the funds required to make the accelerated payments.

Our failure to successfully implement our growth strategy could harm our business.

        Our growth strategy involves adding up to 15 additional Airbus aircraft, increasing the frequency of flights to markets we currently serve, expanding the number of markets served and increasing flight connection opportunities. It is critical that we achieve our growth strategy in order for our business to attain economies of scale and to sustain or improve our results of operations. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We may also need to obtain additional gates and other operational facilities at our Denver hub. Any condition that would deny, limit or delay our access to airports we seek to serve in the future will constrain our ability to grow. Additionally, traffic may not materialize in new markets. For example, in April 2004 we began our first significant non-hub point-to-point routes from Los Angeles, California. Due to disappointing loads and yields on these routes, we discontinued these routes by February 2005. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion will also require additional skilled personnel, equipment and facilities. An inability to hire and retain skilled personnel or to secure the required equipment and facilities efficiently and cost-effectively may negatively affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets, and our failure to do so could harm our business.

        Growth of our fleet and expansion of our markets and services may also strain our existing management resources and systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We may need to further develop our information technology systems and other corporate infrastructure to accommodate future growth, particularly with respect to efficient Internet ticket sales and passenger check-in capabilities. We cannot assure you that we will be able to sufficiently develop our systems and infrastructure on a timely basis, and the failure to do so could harm our business.

We depend heavily on the Denver market to be successful.

        Our business strategy has historically focused on adding flights to and from our Denver base of operations. A reduction in our share of the Denver market, increased competition, or reduced passenger traffic to or from Denver could have a material adverse effect on our financial condition and results of operations. In addition, our dependence on a hub system operating out of DIA makes us more susceptible to adverse weather conditions and other traffic delays in the Rocky Mountain region than some of our competitors that may be better able to spread these traffic risks over large route networks.

We face intense competition and market dominance by United Airlines and other airlines at DIA, and Southwest Airlines recently announced service to and from Denver, which will increase competition on certain of our routes.

        The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978, which substantially eliminated government authority to regulate domestic routes and fares and increased the ability of airlines to compete with respect to flight frequencies and fares. We compete with United in our hub in Denver, and we anticipate that we will compete with United in any additional markets we elect to serve in the future. United, Ted, and United's regional airline affiliates are the dominant carriers out of DIA, accounting for approximately 56.3% of all revenue passengers in the first nine months of 2005. In addition, Southwest Airlines recently announced that it will start service to and from Denver in January 2006, initially with 13 daily departures—four between Denver and Chicago Midway Airport, five between Denver and Las Vegas, and four between Denver and Phoenix. Southwest's introductory fares on these routes were significantly below the fares we were able to obtain prior to their arrival. Fare pressure exerted by Southwest on its announced routes and on any future expansion in Denver by Southwest will require us to be fare competitive, and may place downward pressure on our yields. In addition, in the last three years Alaska Airlines, JetBlue Airways and AirTran Airways have commenced service at DIA. These airlines have offered low introductory fares and compete on several of our routes. Fare wars, predatory pricing, "capacity dumping," in which a competitor places additional aircraft on selected routes, and other competitive activities could adversely affect us. The future activities of United, Southwest and other carriers may have a material adverse effect on our revenues and results of operations.

        United currently operates 16 flights a week to Mexico that compete with our current routes to Mexico. United has applied for authorization and has been granted authority to fly from Denver to Cozumel, Mexico, which is a market in which we intend to begin service during the 2005-2006 winter season. Most of our current and potential competitors have significantly greater financial resources, larger route networks, and superior market identity. In addition, United is currently operating under the protection of Chapter 11 of the U.S. Bankruptcy Code. As it seeks to develop a plan of reorganization, United has created a low-cost operation in order to compete more effectively with us and other low-cost carriers. Denver is a hub for its new low-cost operation, which began in February 2004. United's low-cost venture, and United's ability to lower the costs of its mainline operations through the bankruptcy process, including its ability to shed itself of significant financial obligations under its pension plans, may place downward pressure on airfares charged in the Denver market and adversely affect our market share at DIA and our ability to maintain yields required for profitable operations. The uncertainty regarding United's business plan, its ability to restructure under Chapter 11, and the potential for United and Southwest to place downward pressure on airfares charged in the Denver market may impair our ability to maintain yields required for profitable operations.

Competition on our Mexican routes may increase due to recent regulatory changes, which may adversely impact some of our most important markets.

        The U.S. and Mexico recently amended their bilateral agreement relating to commercial air service. Previously, only two U.S. based airlines were permitted to provide air service between city pairs in the U.S. and Mexico. In many cases, we were one of the two U.S. based airlines providing service to the cities we serve in Mexico. The recent amendments to the bilateral agreement expanded the authorized service levels to three U.S. based airlines per city pair. It is therefore highly likely that we will see other airlines seeking to add service to some of the Mexico destinations we serve, which would increase competition and perhaps place downward pressure on airfares in these markets. Flights to resort destinations in Mexico have represented a significant portion of our vacation-oriented operations, and if competition results in lower load factors or airfares on our Mexico flights our operating results may be adversely impacted.

We may not have access to adequate gates or airport slots, which could decrease our competitiveness.

        The number of gates, ticket counter or office space available to us at DIA, or any other airport where we operate or seek to commence operations in the future, may be limited due to the lack of available space or disruptions caused by airport renovation projects. Available facilities may not provide for the best overall service to our customers, and may prevent us from scheduling our flights during peak or opportune times. The lack of available facilities may limit our ability to expand service to certain cities or restrict our ability to plan departures and arrivals in a manner that provides efficient service or connecting times to and through our Denver hub. Inefficient operations may result in a reduction in passenger bookings or lost revenue.

        We currently have access to a sufficient number of gates and other facilities at DIA to accommodate our level of service, but we may not be able to maintain rights to all of the gates we currently use. We are negotiating final terms and conditions for the permanent lease of two gates we use at DIA that were previously occupied by United and have been returned to the airport. If we cannot agree on final terms, the airport will take back control of these gates, and we may need to alter our overall flight schedules over the remaining gates in a manner that will increase connecting times for our passengers connecting through DIA. This change in flight schedules could result in a decrease in passenger bookings and a loss of revenue from connecting traffic.

        In the U.S., the Federal Aviation Administration, or FAA, currently regulates slot allocations at O'Hare International Airport in Chicago, JFK and LaGuardia Airports in New York City, and Ronald Reagan National Airport in Washington D.C. John Wayne Airport in Orange County also limits arrivals and departures at its airport for noise control purposes. We currently operate at LaGuardia Airport, Ronald Reagan National Airport and John Wayne Airport through arrival and departure slots at these airports. In each case, the agencies controlling slot allocations reserve the right to recall slot allocations for, among other reasons, lack of meeting frequency or capacity requirements. If we lose existing slot allocations, are denied requests for additional slot allocations at these airports, or are denied slot allocations at other slot-controlled airports where we wish to operate in the future, our ability to provide service would be restricted, eliminated, or reduced. As these cities represent key markets, the resulting restriction on our service could negatively effect our results of operations.

We experience high costs at DIA, which may impact our results of operations.

        We operate our hub of flight operations from DIA where we experience high costs. Financed through revenue bonds, DIA depends on landing fees, gate rentals, income from airlines, the traveling public, and other fees to generate income to service its debt and to support its operations. Our cost of operations at DIA will vary as traffic increases or diminishes at that airport. We believe that our operating costs at DIA substantially exceed those that other airlines incur at most hub airports in other cities, which decreases our ability to compete with other airlines with lower costs at their hub airports. In addition, United, currently operating under the protection of Chapter 11 of the Bankruptcy Code, represents a significant tenant at DIA. At this time, United and DIA have completed negotiations relating to the restructuring of its lease agreement in a fashion that reduces the amounts United is required to pay under its lease. Normally, the decrease in payments by United would result in the increase in amounts paid by all other airlines. At this time, however, the City and County of Denver has agreed to offset the decrease in payments negotiated by United. The City's obligation to make these offset payments is subject to rescission in certain circumstances. If these payments are rescinded, if the renegotiated lease is not approved under United's final plan of reorganization, or if United otherwise significantly reduces operations at DIA, our overall costs at DIA may significantly increase.

Our all-Airbus fleet creates risks.

        We currently operate 49 Airbus aircraft. We completed our transition from Boeing aircraft to operating only Airbus aircraft in April 2005. One of the key elements of this strategy is to produce cost savings because crew training is standardized for aircraft of a common type, maintenance issues are simplified, spare parts inventory is reduced, and scheduling is more efficient. However, during our transition period we had additional costs associated with retraining our Boeing crews in the Airbus aircraft, and we cannot assure you that we will achieve all of the cost savings we anticipated from the fleet transition.

        Since we operate only Airbus aircraft and GE engines, we are dependent on single manufacturers for future aircraft acquisitions or deliveries, spare parts or warranty service. If Airbus is unable to perform its obligations under existing purchase agreements, or is unable to provide future aircraft or services, whether by fire, strike or other events that affect its ability to fulfill contractual obligations or manufacture aircraft or spare parts, we would have to find another supplier for our aircraft. If acceptable Airbus aircraft were otherwise not available in the marketplace, Boeing is the only other manufacturer from which we could purchase or lease alternate aircraft. If we were forced to acquire Boeing aircraft, we would need to address fleet transition issues, including substantial costs associated with retraining our employees, acquiring new spare parts, and replacing our manuals. In addition, the fleet efficiency benefits described above may no longer be available.

        We also are particularly vulnerable to any problems that might be associated with the Airbus aircraft or GE engines. Our business would be significantly disrupted if an FAA airworthiness directive or service bulletin were issued resulting in the grounding of Airbus aircraft or GE engines of the type we operate while the defect is being corrected. Our business could also be harmed if the public avoids flying Airbus aircraft due to an adverse perception about the aircraft's safety or dependability, whether real or perceived, in the event of an accident or other incident involving an Airbus aircraft of the type we fly.

We are reliant on one vendor to provide our LiveTV service.

        One of the unique features of our Airbus fleet is that every seat in each of our Airbus aircraft is equipped with LiveTV. LiveTV is provided by a subsidiary of JetBlue Airways, a competitor of ours. We do not know of any other company that could provide us with LiveTV equipment and related satellite signals for programming. Our recent LiveTV installations have exceeded the number of installations provided for in our contract with the supplier of LiveTV, and although we have had discussions with the supplier about expanding the number of aircraft covered by the contract, we have not finalized the terms of an expanded agreement. If the supplier of LiveTV were to stop supplying us with the equipment or service for any reason, or refused to supply equipment for our future aircraft deliveries, we could lose one of the unique services that we believe differentiates us from our competitors.

Our maintenance expenses may be higher than we anticipate and will increase as our fleet ages.

        We bear the cost of all routine and major maintenance on our owned and leased aircraft. Maintenance expenses comprise a significant portion of our operating expenses. In addition, we are required periodically to take aircraft out of service for heavy maintenance checks, which can increase costs and reduce revenue. We also may be required to comply with regulations and airworthiness directives the FAA issues, the cost of which our aircraft lessors may only partially assume depending upon the magnitude of the expense. Although we believe that our owned and leased aircraft are currently in compliance with all FAA issued airworthiness directives, additional airworthiness directives likely will be required in the future, necessitating additional expense.

        Because the average age of our aircraft is approximately 2.3 years, our aircraft require less maintenance now than they will in the future. We have incurred lower maintenance expenses because most of the parts on our aircraft are under multi-year warranties. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our operating expenses, as our fleet ages and these warranties expire.

We may need to make other arrangements for our maintenance facility.

        We currently sublease a substantial part of a maintenance hangar located at DIA from Continental Airlines. We use this facility to perform our heavy maintenance and some of our line maintenance. The sublease expires in February 2007. If we are not able to extend this lease or otherwise reach agreement with Continental, we may be forced to locate alternative maintenance facilities, which may or may not be at DIA, or construct a new maintenance facility. The inability to procure a new maintenance facility in a timely fashion may cause us to outsource some or all of our maintenance activities, thereby increasing our overall maintenance costs. Further, the lease or financing costs of a new facility may be higher than those in our current sublease with Continental.

Our landing fees may increase because of local noise abatement procedures.

        As a result of litigation and pressure from residents in the areas surrounding airports, airport operators have taken actions over the years to reduce aircraft noise. These actions have included regulations requiring aircraft to meet prescribed decibel limits by designated dates, curfews during nighttime hours, restrictions on frequency of aircraft operations, and various operational procedures for noise abatement. The Airport Noise and Capacity Act of 1990 recognized the right of airport operators with special noise problems to implement local noise abatement procedures as long as the procedures do not interfere unreasonably with the interstate and foreign commerce of the national air transportation system. Compliance with local noise abatement procedures may lead to increased landing fees.

        An agreement between the City and County of Denver and another county adjacent to Denver specifies maximum aircraft noise levels at designated monitoring points in the vicinity of DIA with significant payments payable by Denver to the other county for each substantiated noise violation under the agreement. DIA has incurred these payment obligations and likely will incur such obligations in the future, which it will pass on to us and other air carriers serving DIA by increasing landing fees. Additionally, noise regulations could be enacted in the future that would increase our expenses and could have a material adverse effect on our operations.

Unionization affects our costs and may affect our operations.

        Three of our employee groups have voted for union representation: our pilots, dispatchers, and mechanics. In addition, since 1997 we have had union organizing attempts that were defeated by our flight attendants, ramp service agents, and stock clerks. In September 2003, we renegotiated the collective bargaining agreement with our dispatchers. This contract will remain in effect until September 2006. We are also in the final stages of negotiating a new collective bargaining agreement with our mechanics. The previous agreement expired in July 2005. If approved by the members, the contract with the mechanics' union would be in effect for three years. The collective bargaining agreement with our pilots union expired in May 2005. We are currently working to negotiate a replacement contract.

        If we are unable to reach agreement with any of the represented work groups whose contracts are currently being negotiated, or if currently non-unionized employees were to unionize and we were unable to reach agreement on the terms of their employment, we may need to go to mediation and may experience widespread employee dissatisfaction. We could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting certain groups for their non-union status or conducting sympathy action for fellow members striking at other airlines. Any of these events would be disruptive to our operations and could harm our business.

Our limited marketing alliances could harm our business.

        Many airlines have marketing alliances with other airlines, under which they market and advertise their status as marketing alliance partners. Among other things, they share the use of two-letter flight designator codes to identify their flights and fares in the computerized reservation systems and permit reciprocity in their frequent flyer programs. We do not have the significant network of marketing partners that many other airlines do. Our alliance with Virgin Atlantic Airways, our only current international program partner, expires on December 31, 2005, and may not be renewed thereafter. Our limited marketing alliances put us at a competitive disadvantage to global network carriers, whose ability to attract passengers through more widespread alliances, particularly on international routes, may adversely affect our passenger traffic and our results of operations.

Our lack of higher borrowing capacity under our current lines of credit and lack of other borrowing facilities makes us highly dependent upon our existing cash and operating cash flows.

        Airlines require substantial liquidity to operate. We have a line of credit with a maximum borrowing amount of $13.0 million based on 50% of the value of certain spare parts inventory. As of September 30, 2005, based on our eligible spare parts inventory, we could borrow up to $10.2 million, which was reduced by letters of credit issued of $6.5 million. We also have an additional revolving line of credit for $5.0 million, and we can issue letters of credit for up to $3.5 million, $1.2 million of which had been issued as of September 30, 2005. Our limited borrowing capacity means we rely primarily on operating cash flows to provide working capital. Unless we secure additional borrowing capacity under lines of credit, borrowing facilities or other financing, we will be dependent upon our existing cash and operating cash flows to fund our operations and to make scheduled payments on our debt and other fixed obligations. If we deplete our existing cash, fail to generate sufficient funds from operations to meet these cash requirements and are unable to secure a line of credit, borrowing facility or other financing, we could default on our debt and other fixed obligations. Our inability to meet our obligations as they become due would seriously harm our business and financial results, particularly, as discussed earlier, in light of the cross-default clauses contained in many of our financing arrangements.

If we are unable to attract and retain qualified personnel at reasonable costs, our business will be harmed.

        Our business is labor intensive, with labor costs totaling $108.5 million for the six months ended September 30, 2005 and $203.4 million for the year ended March 31, 2005. We expect salaries, wages and benefits to increase on a gross basis. These costs could increase as a percentage of our overall costs, which could harm our business. Our growth plans will require us to hire, train and retain a significant number of new employees in the future. From time to time, the airline industry has experienced a shortage of personnel licensed by the FAA, especially pilots and mechanics. We compete against the major U.S. airlines for labor in these highly skilled positions. Many of the major U.S. airlines offer wage and benefit packages that exceed our wage and benefit packages. As a result, in the future, we may have to increase significantly wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to complete our growth plans and our business could be harmed.

We rely heavily on automated systems and technology to operate our business and any failure of these systems could harm our business.

        We are increasingly dependent on automated systems and technology to operate our business, enhance customer service and achieve low operating costs, including our computerized airline reservation system, telecommunication systems, website, check-in kiosks and in-flight entertainment systems. Substantial or repeated system failures to any of the above systems could reduce the attractiveness of our services and could result in our customers purchasing tickets from another airline. Any disruptions in these systems could result in the loss of important data, increase our expenses and generally harm our business. In addition, a seemingly high percentage of customers have been booking flights on our airline through third-party websites, which has increased our distribution costs and required us to increase staffing levels in our reservations offices. If any of these third-party websites experience system failures or discontinue listing our flights on their systems, our bookings and revenues may be adversely impacted.

        We implement improvements to our website and reservations system from time to time. Implementation of changes to these systems may cause operational and financial disruptions if we experience transition or system cutover issues, if the new systems do not perform as we expect them to, or if vendors do not deliver systems upgrades or other components on a timely basis. For example, we experienced systems cutover problems when we implemented major revisions to our reservation system and website in February 2005. Any such disruptions may have the effect of discouraging some travelers from purchasing tickets from us.

Risks Associated with the Airline Industry

The airline industry has incurred significant losses resulting in airline restructuring and bankruptcies, which could result in changes in our industry.

        Financial losses throughout the airline industry in recent years have resulted in airlines renegotiating or attempting to renegotiate labor contracts, reconfiguring flight schedules, furloughing or terminating employees, and taking other efficiency and cost-cutting measures. Despite these actions, several airlines have sought reorganization under Chapter 11 of the U.S. Bankruptcy Code, which permits them to reduce labor rates, restructure debt, terminate pension plans and generally reduce their cost structure. Such factors may have a greater impact during time periods when the industry encounters continued financial losses, as airlines under financial pressures may institute pricing structures to achieve near-term survival rather than long-term viability. It is foreseeable that further airline reorganizations, bankruptcies, or consolidations may occur, the effects of which we are unable to predict. We cannot assure you that the occurrence of these events, or potential changes resulting from these events, will not harm our business or the industry.

We may be subject to terrorist attacks or other acts of war and increased costs or reductions in demand for air travel due to hostilities in the Middle East or other parts of the world.

        On September 11, 2001, four commercial aircraft were hijacked by terrorists and crashed into The World Trade Center in New York City, the Pentagon in Northern Virginia and a field in Pennsylvania. These terrorist attacks resulted in an overwhelming loss of life and extensive property damage. Immediately after the attacks, the FAA closed U.S. airspace, prohibiting all flights to, from and within the United States of America. Airports reopened on September 13, 2001, except for Washington D.C. Ronald Reagan International Airport, which partially reopened on October 4, 2001.

        The September 11 terrorist attacks and the war in Iraq created fear among consumers and resulted in significant negative economic impacts on the airline industry. Primary effects were substantial loss of revenue and flight disruption costs, increased security and insurance costs, increased concerns about the potential for future terrorist attacks, airport shutdowns and flight cancellations and delays due to additional screening of passengers and baggage, security breaches and perceived safety threats, and significantly reduced passenger traffic and yields due to the subsequent drop in demand for air travel.

        Given the magnitude and unprecedented nature of the September 11 attacks, the uncertainty and fear of consumers resulting from the war in Iraq, and the potential for other hostilities in other parts of the world, it is uncertain what long-term impact these events will or could have on the airline industry in general and on us in particular. These factors could affect our operating results and financial condition by creating weakness in demand for air travel, increased costs due to new security measures and the potential for new or additional government mandates for security related measures, increased insurance premiums, increased fuel costs, and uncertainty about the continued availability of war risk coverage or other insurances. In addition, several plaintiffs filed lawsuits in the United States District Court, Southern District of New York based on the events of September 11, 2001. The complaints name as defendants various security system manufacturers and suppliers and several airlines that were operating at Boston Logan International Airport and Portland (Maine) International Jetport on September 11, 2001, including us. The complaints generally allege that the defendants failed to provide adequate security systems or supervision of security procedures at Logan Airport and Portland Jetport. At this time, we have been dismissed from all existing lawsuits, but it is possible for plaintiffs to file new complaints against us until the statute of limitations period expires.

        In addition, although the entire industry is substantially enhancing security equipment and procedures, it is impossible to guarantee that additional terrorist attacks or other acts of war will not occur. Given the weakened state of the airline industry, if additional terrorist attacks or acts of war occur, particularly in the near future, it can be expected that the impact of those attacks on the industry may be similar in nature to but substantially greater than those resulting from the September 11 terrorist attacks.

Increases in fuel costs affect our operating costs and competitiveness.

        Fuel is a major component of our operating expenses, accounting for 30.3% of our total mainline operating expenses for the six months ended September 30, 2005, up from 22.9% for the six months ended September 30, 2004. On an actual basis, fuel costs including the impact of hedging increased to $130.7 million, representing an average cost of $1.86 per gallon, from $84.7 million, or $1.27 per gallon, over the same periods. Both the cost and availability of fuel are influenced by many economic and political factors and events occurring in oil-producing countries throughout the world, and fuel costs fluctuate widely. Recently the price per barrel of oil has been at an all-time high and has significantly impacted our results of operations. In addition, recent hurricanes in the Gulf of Mexico have disrupted oil supplies and the capacity output of refineries located along the Gulf Coast. We cannot predict our future cost and availability of fuel, or the impact or further disruptions in oil supplies or refinery productivity based on natural disasters, which affects our ability to compete. The unavailability of adequate fuel supplies could have a material adverse effect on our operations and profitability. In addition, larger airlines may have a competitive advantage because they pay lower prices for fuel. We generally follow industry trends by imposing a fuel surcharge in response to significant fuel price increases. However, our ability to pass on increased fuel costs may be limited by economic and competitive conditions. Although we implemented a fuel hedging program in 2003, under which we enter into Gulf Coast jet fuel and West Texas Intermediate crude derivative contracts to partially protect against significant increases in fuel prices, this program is limited in fuel volume and duration. As of September 30, 2005, we had hedged approximately 20% of our projected fuel requirements for the quarter ending December 31, 2005. We have no fuel hedges in place after December 31, 2005. Other airlines, such as Southwest Airlines, may have substantial fuel hedges that give them a competitive advantage.

The airline industry is seasonal and cyclical, resulting in unpredictable liquidity and earnings.

        Because the airline industry is seasonal and cyclical, our liquidity and earnings will fluctuate and be unpredictable. Our operations primarily depend on passenger travel demand and seasonal variations. Our weakest travel periods are generally during the quarters ending in March and December. The airline industry is also a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements. These requirements are caused by seasonal fluctuations in traffic, which often reduce cash during off-peak periods, and various other factors, including price competition from other airlines, national and international events, fuel prices, and general economic conditions including inflation. Our operating and financial results are likely to be negatively impacted by the continued stagnation in national or regional economic conditions in the U.S., and particularly in Colorado.

Security screening delays may negatively impact passenger traffic.

        The federal government is now responsible for conducting security screening activities at all airports in the U.S. The ability to complete this screening quickly and efficiently depends upon the adequacy of the security screening facilities and staffing levels. At times the screening system has resulted in significant delays at larger airports. It is believed that these delays have resulted in a loss of passengers for shorter haul trips. While we have not seen a drastic reduction in passenger traffic in our shorter routes, at times congestion and delays at DIA from security screening are significant. Airlines may be able to augment security services in not vital areas by hiring support staff, which will further increase the security costs being paid by the airlines. Notwithstanding such support, significant delays caused by a lack of federal resources may further reduce passenger traffic and our revenues.

Our insurance costs have increased as a result of the September 11th terrorist attacks, and further increases in insurance costs would harm our business.

        Following the September 11 terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance coverage available to airlines for liability to persons other than passengers for claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate. In light of this development, under the Air Transportation Safety and System Stabilization Act, the U.S. government has provided domestic airlines with excess war risk coverage above $50 million up to an estimated $1.6 billion per event for us.

        In December 2002, under the Homeland Security Act of 2002, the U.S. government expanded its insurance program to permit airlines to elect either the government's excess third-party coverage or for the government to become the primary insurer for all war risks coverage. We elected the latter in February 2003 and discontinued the commercially available war risk coverage. The Appropriations Act authorized the government to offer both policies through August 31, 2004. Since then, Congress has further extended the government's mandate to provide war risk insurance on multiple occasions, most recently through December 31, 2005, at the discretion of the Secretary of Transportation. We cannot assure you that this coverage will continue. We expect that if the government stops providing war risk coverage to the airline industry, the premiums charged by aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums would harm our financial condition and results of operations.

Our financial results and reputation could be harmed in the event of an accident or incident involving our aircraft.

        An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service, and significant potential claims of injured passengers and others. We are required by the DOT and our lenders and lessors to carry hull, liability and war risk insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

We are in a high fixed cost business, and any unexpected decrease in revenues would harm us.

        The airline industry is characterized by low profit margins and high fixed costs primarily for personnel, fuel, aircraft ownership and lease costs and other rents. The expenses of an aircraft flight do not vary significantly with the number of passengers carried and, as a result, a relatively small change in the number of passengers or in pricing would have a disproportionate effect on the airline's operating and financial results. Accordingly, a shortfall from expected revenue levels can have a material adverse effect on our profitability and liquidity. Airlines are often affected by factors beyond their control, including weather conditions, traffic congestion at airports and increased security measures, and irrational pricing from competitors, any of which could harm our operating results and financial condition.

Delays or cancellations due to adverse weather conditions or other factors beyond our control could adversely affect us.

        Like other airlines, we are subject to delays caused by factors beyond our control, including adverse weather conditions, air traffic congestion at airports and increased security measures. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which negatively affect profitability. During periods of snow, rain, fog, hurricanes or other storms, or other adverse weather conditions, flights may be cancelled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our operating results and financial condition.

        Recently, we have suffered from the effects of hurricanes on the Gulf Coast and resort areas along the Yucatan Peninsula and the Riviera Maya. These hurricanes disrupted our ability to serve Cancun, Mexico, and the destruction or damage to hotels and resorts severely impacted tourist demand. Flights to resort destinations in Mexico have represented a significant portion of our vacation-oriented operations. Prior to Hurricane Wilma, we anticipated operating 232 departures to Cancun, Mexico from our various originating cities during the calendar quarter ending December 31, 2005. Due to the effects of Hurricane Wilma, we are now intending to operate only 148 departures to Cancun, Mexico during the quarter. In addition, we announced new service to Cozumel, Mexico commencing December 17, 2005. Initially, we intended to fly three flights per week. Given the damage to resort destinations in Cozumel, we have reduced our planned flights to once per week. We cannot predict when the resorts damaged by Hurricane Wilma will be repaired or when tourist demand for these locations will return. In the interim, the disruption in service has reduced the profitability of our Mexico operations and we cannot guarantee that future operations to Mexico or any other destinations we serve will not also be interrupted by hurricanes or other significant natural disasters.

We are subject to strict federal regulations, and compliance with federal regulations increases our costs and decreases our revenues.

        Airlines are subject to extensive regulatory and legal requirements that involve significant compliance costs. Any future changes in regulatory oversight of airlines generally, or low-fare carriers in particular, could result in a material increase in our operating expenses or otherwise hinder our business. In the last several years, Congress has passed laws and the DOT and FAA have issued regulations relating to the operation of airlines that have required significant expenditures. For example, the President signed into law the Stabilization Act in November 2001. This law federalized substantially all aspects of civil aviation security and requires, among other things, the implementation of certain security measures by airlines and airports, including a requirement that all passenger baggage be screened. Funding for airline and airport security under the law is primarily provided by a $2.50 per enplanement ticket tax effective February 1, 2002, with authority granted to the TSA to impose additional fees on air carriers if necessary. Under the Appropriations Act enacted on April 16, 2003, the $2.50 enplanement tax was temporarily suspended on ticket sales from June 1, 2003 through September 30, 2003. This enplanement tax resumed on October 1, 2003, and recent legislation, although unsuccessful to date, considered increasing the ticket tax to $5.00 per enplanement. To the extent this increase could not be passed on to the passenger, it would result in a significant increase in our cost of operations. In addition, the acquisition, installation and operation of the required baggage screening systems by airports will result in capital expenses and costs by those airports that will likely be passed on to the airlines through increased use and landing fees. On February 17, 2002, the Stabilization Act imposed a base security infrastructure fee on commercial air carriers in an amount equal to the calendar year ended 2000 airport security expenses. The infrastructure fee for us is $1,625,000 annually subject to final audit. In 2004, the TSA announced that the fee structure would remain in place until further notice. A revision in the fee structure assessed by the TSA could result in increased cost for us.

        Although we have obtained the necessary authority from the DOT and the FAA to conduct flight operations and are currently obtaining such authority from the FAA with respect to our Airbus aircraft, we must maintain this authority by our continued compliance with applicable statutes, rules, and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. We believe that the FAA strictly scrutinizes smaller airlines like ours, which makes us susceptible to regulatory demands that can negatively impact our operations. We may not be able to continue to comply with all present and future rules and regulations. In addition, we cannot predict the costs of compliance with these regulations and the effect of compliance on our profitability, although these costs may be material. We also expect substantial FAA scrutiny as we transition from our Boeing fleet to an all Airbus fleet. An accident or major incident involving one of our aircraft would likely have a material adverse effect on our business and results of operations.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Press Release dated November 29, 2005 entitled "Frontier Announces Proposed Offering of Convertible Debentures."

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER AIRLINES, INC.
Date: November 29, 2005	By:	/s/ JEFF POTTER Jeff Potter, President and CEO
	By:	/s/ PAUL TATE Paul Tate, CFO

Exhibit Index

Exhibit 99.1	Press Release dated November 29, 2005 entitled "Frontier Announces Proposed Offering of Convertible Debentures."

QuickLinks

  Item 8.01. Other Events
Risk Factors
  Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index